EXHIBIT 11.1


                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                   (In Thousands, Except Per Share Amounts)

                                                                    Year Ended December 31
                                                    1989        1990        1991       1992(1)     1993(1)
Loss Before Cumulative Effect of Change in
 Accounting for Income Taxes                     $(174,637)  $(195,451)  $(161,642)  $(102,960)    $ (25,774)
Cumulative Effect of Change in Accounting for
 Income Taxes                                        -           -           -           -          (184,996)
Loss Before Extraordinary Item                    (174,637)   (195,451)   (161,642)   (102,960)     (210,770)
Extraordinary Item                                 (18,169)      -           -           -             -
Net Loss                                          (192,806)   (195,451)   (161,642)   (102,960)     (210,770)
Preferred Stock Preferences                        (55,496)    (61,102)     (5,771)    (16,861)      (34,115)
Loss Applicable to Common Shareholders           $(248,302)  $(256,553)  $(167,413)  $(119,821)    $(244,885)
Loss Per Common Share Before Cumulative Effect
 of Change in Accounting for Income Taxes        $  (44.88)  $  (54.80)  $  (35.61)  $  (25.06)    $  (13.13)
Loss Per Common Share from Cumulative Effect
 of Change in Accounting for Income Taxes            -           -           -           -            (40.55)
Extraordinary Item Per Common Share                  (3.54)      -           -           -             -
Loss Per Common Share                            $  (48.42)  $  (54.80)  $  (35.61)  $  (25.06)    $  (53.68)
Weighted Average Number of Shares Outstanding
 During the Year                                     5,128       4,682       4,701       4,782         4,562

(1) For purposes of calculating loss per common share for the year ended December 31, 1992 and 1993, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.
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